UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 19, 2007

Nature Vision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-7475	41-0831186
(Commission File Number)	(IRS Employer Identification No.)

1480 Northern Pacific Road

Brainerd, Minnesota 56401

(Address of Principal Executive Offices and Zip Code)

(218) 825-0733

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 19, 2007, Nature Vision, Inc. (“Nature Vision”) borrowed $1,000,000 from Richard Kiphart, a director of Nature Vision, to meet its short term cash flow requirements. The unsecured loan was made under the terms of a Demand Promissory Note dated October 19, 2007 in the principal amount of $1,000,000 executed by Nature Vision in favor of Mr. Kiphart, bearing an interest rate of 15% per annum. All principal and accrued interest on the Demand Promissory Note is payable upon demand at any time after January 19, 2008. If not sooner demanded, accrued but unpaid interest on the Demand Promissory Note is due and payable on the first day of each month commencing on December 1, 2007 and continuing until all amounts owing under the Demand Promissory Note are paid in full. After November 19, 2007, the outstanding principal balance of the Demand Promissory Note may be fully or partially prepaid at any time at the option of Nature Vision without penalty or premium. Any prepayment made on or before November 19, 2007 will be subject to a minimum interest payment of $12,500.

In consideration for Mr. Kiphart’s loan of $1,000,000, Nature Vision issued to Mr. Kiphart a warrant to purchase 100,000 shares of Nature Vision common stock at an exercise price of $2.21 under the terms and conditions of the Warrant for the Purchase of Shares of Common Stock of Nature Vision, Inc. dated October 19, 2007 (the “Warrant”). The Warrant may be exercised by Mr. Kiphart at any time on or after October 20, 2007, and on or prior to October 19, 2009.

The foregoing statements are qualified in their entirety by the terms and conditions of the Demand Promissory Note and the Warrant, copies of which are filed as exhibits to this Current Report on Form 8-K.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)       The discussion of the Demand Promissory Note in Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Demand Promissory Note dated October 19, 2007 in the principal amount of $1,000,000 executed by Nature Vision, Inc. in favor of Richard Kiphart.

10.2	Warrant for the Purchase of Shares of Common Stock of Nature Vision, Inc. dated October 19, 2007 issued to Richard Kiphart.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE VISION, INC.
Date: October 25, 2007	/s/ Michael Day
Michael Day Chief Financial Officer